Exhibit 10.44

                           PRODUCTION SHARE AGREEMENT

      This PRODUCTION SHARE AGREEMENT (the "Agreement") is entered into and is effective October 9, 2003 (the "Effective Date") by and among North American Production Sharing, Inc., a California corporation ("North American"), Industrias Unidas de B.C., S.A. de C.V. ("North American Mexican Affiliate") and Fiberstars, Inc., a California Corporation ("Client").

            WHEREAS, Client is the owner of certain technical knowledge, processes, trade names, trademarks, and information concerning parts, materials and equipment used in the manufacture and/or assembly of fiber optic lighting systems and related equipment and components thereof (the "Products");

            WHEREAS, Client desires to secure certain administrative and manufacturing services from North American and North American Mexican Affiliate (the "Services"), including labor services and the use of manufacturing facilities for the purpose of manufacturing and/or assembling the Products in the Republic of Mexico;

            WHEREAS, North American Mexican Affiliate is a controlled subsidiary of North American;

            WHEREAS, North American and North American Mexican Affiliate desire to provide, the Services in Mexico through North American Mexican Affiliate, together with other services as described in this Agreement;

            WHEREAS, the parties desire to enter into this Agreement in order to memorialize their understanding concerning the above:

            NOW, THEREFORE, in consideration of the foregoing facts and mutual covenants herein contained and other good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I: LABOR SERVICES

      1.1 Personnel. North American Mexican Affiliate shall provide manufacturing services to Client with employees in Mexico, all of whom shall be trained and skilled in the operations for which they are employed (individually, an "Employee," and collectively, the "Personnel"). The Personnel may consist of one or more of the following:

            a. Direct Personnel. North American shall bill Client for production workers ("Direct Personnel") in accordance with the hourly rate structure attached hereto at Exhibit A and incorporated herein by this reference. The foregoing notwithstanding, commencing upon the earlier to occur of (i) North American Mexican Affiliate having at least twenty (20) Direct Personnel employed at the Facility (as defined below) or (ii) ninety (90) days after the commencement of actual production at the Facility, North American shall bill Client a minimum fee based upon twenty (20) Direct Personnel at a forty-eight
(48) hour work week, regardless of


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shift variations or deviations (the "Minimum Personnel.") The parties recognize that the official Mexican minimum wage level is insufficient compensation to acquire the requisite Personnel and as a result, Personnel shall receive a wage greater than the minimum wage in Mexico.

            b. Managerial Personnel. Upon Client's written request, North American shall provide Client with the services of managerial and supervisory personnel as deemed necessary by Client at such prevailing rates as the parties hereto shall agree and shall schedule at Exhibit A, including amendments thereto (the "Managerial Personnel"). North American shall invoice Client for all Managerial Personnel consistent with the rate structure specified in Exhibit A.

      1.2 Hiring of Personnel. North American and North American Mexican Affiliate shall have the discretion to provide Personnel Services to Client either through a transfer from another North American related entity or a new hire of such Personnel by North American Mexican Affiliate. Upon any such transfer, however, transferred Employees shall become employees of North American Mexican Affiliate.

      1.3 Mexican Personnel. The parties agree that all Personnel provided by North American under this Agreement shall be formally employed by North American Mexican Affiliate and, accordingly, shall at all times and for all legal purposes be under the direction, control, supervision and economic dependence of North American Mexican Affiliate, and that no labor or employment relationship shall exist or be deemed to exist between Client and said Personnel. The Fee for Personnel, at the rate structure specified in Exhibit A, shall apply to all Personnel at the Facility. North American Mexican Affiliate shall pay all Personnel by check or direct deposit and shall maintain such records as to permit Client to audit the precise gross and net amounts paid to each Employee each pay period.

      1.4 Administration of Personnel. North American and North American Mexican Affiliate, subject to written objectives provided by Client to North American, shall be responsible for the administration of Personnel matters and shall pay and perform all labor and other responsibilities that may arise with respect to Personnel including adherence to applicable health and safety standards, payment of agreed salaries and wages, taxes and other obligations. Client shall not intervene with regard to any matters related to Personnel administration, including, but not limited to, North American Mexican Affiliate's faithful adherence to Mexican Labor Law, Mexican Policies, and/or North American Personnel policies, hiring, firing and disciplining of Personnel, paying bonuses and wages to, and making appropriate wage adjustments with regard to, Personnel, all consistent with Exhibit A hereto.

      North American shall, as reasonably necessary for the achievement of Client objectives: coordinate and carry out the interviewing and hiring of all Personnel; recommend adjustments to the salary and wage structures for all Personnel set forth at Exhibit A; obtain the execution of employment agreements; administer, prepare and process the weekly payroll and ensure timely payment of the payroll and all other payroll obligations for Personnel; and advise Client concerning hiring and dismissal policies in accordance with Mexican law.

      From time to time at Client's request, North American and North American Mexican Affiliate shall provide Client with documentation evidencing the full and timely discharge of all labor and employment obligations owing to Personnel and with regard to Personnel under this


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Agreement.

      1.5 Adjustments in Personnel Levels. Should Client desire to increase or decrease the number of Personnel employed at the Facility (a "Request"), the following procedures shall be followed:

            a. Increases in Direct Personnel. A Request to increase the number of Direct Personnel shall be made in writing delivered to North American (a "Request to Increase"). If Client makes such a Request to Increase, North American Mexican Affiliate shall increase the number of Direct Personnel subject to the following instructions:

                  (1) Permanent Requests. If the Request to Increase is for the number of Personnel hired on a permanent basis, then the Request to Increase shall so indicate and indicate the quantity of additional employees requested and any special screening requirements.

                  (2) Temporary Requests. If the Request to Increase is for the number of Personnel hired on a temporary basis, then the Request to Increase shall so indicate and indicate the quantity of additional employees requested, the specific time frame required to complete the project, and any special screening requirements.

            b. Decreases in Direct Personnel. A Request to decrease the number of Direct Personnel shall be made in writing delivered to North American (a "Request to Decrease"). If Client makes a Request to Decrease, North American Mexican Affiliate shall decrease the number of Direct Personnel as requested subject to the following:

                  (1) The initial decrease shall be limited to a maximum of ten percent (10%) of the total number of Direct Personnel then employed ( the "Initial Decrease");

                  (2) The Initial Decrease shall occur within fourteen (14) days after a written Request to Decrease has been received by North American; and,

                  (3) Any decrease in the number of Direct Personnel which takes place after the Initial Decrease shall occur within fourteen (14) days after receipt by North American of a written Request to Decrease, and shall not decrease the number of Direct Personnel by more than ten percent (10%) of the then remaining Direct Personnel. Normal attrition of Direct Personnel occurring during the fourteen (14) day period after receipt of the Request to Decrease shall count toward the total decrease to be effected by North American Mexican Affiliate.

                  (4) Notwithstanding any other provision contained herein (including without limitation Section 1.6, below), in the event of a Request to Decrease, North American Mexican Affiliate and/or North American shall adsorb and not pass through to Client any Severance Pay (as defined below), together with related expenses, costs and fees (including attorney's fees) arising therefrom, for the first twenty-five percent (25%) of terminated Personnel. This twenty-five percent threshold shall be determined based on the average number of Personnel employed at the Facility during the thirty (30) day period immediately prior to the date of any particular Request to Decrease. Client shall be responsible for the payment, as pass through costs, of all applicable Severance Pay and any related costs and expenses for that number of terminated Personnel which


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exceeds such twenty-five percent as determined with respect to a given Request to Decrease. Upon termination of the employment of a Mexican employee without justifiable cause, Mexican Labor Law currently requires a minimum liability of three (3) months severance pay for each employee who has worked for less than one (1) year and twenty (20) additional days severance pay per year of employment for each employee who has worked longer than one year. Severance pay is computed on the employees' gross income, plus applicable payroll taxes (collectively "Severance Pay"). Severance Pay shall at all times be computed consistent with then applicable Mexican Labor Law.

                  (5) In no event shall Direct Personnel be decreased to a number less than the Minimum Personnel.

                  (6) All decreases in Personnel shall be performed on the basis of reverse seniority of the applicable Personnel in an effort to minimize liability for Severance Pay.

      c. Decreases in Managerial Personnel. Subject to the provisions contained in Section 1.6 below North American Mexican Affiliate shall promptly implement a reduction in Managerial Personnel consistent with written instructions delivered by Client to North American.


      1.6 Employee Terminations. At Client's direction and subject to the provisions for work force reductions described in Section 1.5, above, North American shall perform any necessary terminations of Personnel in accordance with Mexican Labor Law. Except as provided at Section 1.5, at all times throughout the term of this Agreement and upon expiration or earlier termination of this Agreement, Client shall be responsible for all financial liability for Severance Pay under Mexican law, including, but not limited to Severance Pay, expenses, costs and fees including, reasonable attorneys' fees incurred in connection therewith and Client shall indemnify North American with respect to any Severance Pay obligations and all related fees, costs and expenses in accordance with Section 10.1 of this Agreement. Notwithstanding the foregoing, North American and North American Mexican Affiliate shall employ good faith efforts to minimize Client's Severance Pay obligations and related fees, costs and expenses; and, provided further, that neither North American Mexican Affiliate nor North American shall pay, or permit the payment of, Severance Pay to any Personnel except to the extent, and then in the minimum amount, required by Mexican law then in effect.

      1.7 Wage Deposits.

            a. Initial Wage Deposit. Upon commencement of production, Client shall pay North American a refundable wage deposit (the "Initial Wage Deposit") equal to the Minimum Personnel for a period of fourteen (14) days computed on the basis of twenty (20) Direct Personnel at a forty-eight (48) hour work week multiplied by the prevailing base rate structure.

            b. Additional Wage Deposit. Client shall pay North American an additional refundable wage deposit (the "Additional Wage Deposit") equal to the billing for a period of fourteen (14) days for each additional Employee (computed on the basis of a 48 hour work week). The Additional Wage Deposit shall be computed on not greater than a quarterly basis and charged at that time. If the computation results in a reduction of the required deposit, a refund shall


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promptly issue. The deposit on hand shall never be less than the Initial Wage
Deposit.

            c. Refund or Offset. The Initial Wage Deposit and the Additional Wage Deposit (collectively, the "Wage Deposits") shall be retained by North American while this Agreement remains in effect and shall be refunded to Client within sixty (60) days after termination or expiration of this Agreement, unless this Agreement is terminated by North American as a result of the default or breach by Client of any provision under this Agreement, in which case the Wage Deposits shall be applied to offset outstanding amounts owed by Client, if any. Any such offset applied by North American shall not to be construed as an election of remedies or as a waiver of Client's other payment obligations, if any, outstanding under this Agreement.

      1.8 Hourly Rate Structure. The hourly base rate structure for North American's fees for Personnel is set forth at Exhibit A, attached hereto and incorporated herein by this reference.

      1.9 Billing Practices - Labor Services. North American shall bill Client on a weekly basis (NET 7 DAYS) in accordance with the hourly rate structure set forth at Exhibit "A." Subject to Section 1.1(a), Client shall be billed for the aggregate Personnel labor hours.

      The standard work week in Mexico is based on six (6) days at eight (8) hours per day, or forty-eight (48) hours per employee per week for day shifts. However, the regular work schedule will be modified to a five (5) day work week, subject to mutual agreement between North American and Client. In no case shall the work schedule be less than forty-eight hours per week for day shifts.

      Overtime shall be worked only at Client's request. "Overtime" is defined as hours worked in excess of the normal work day to a maximum of three hours per day or nine hours per week and pursuant to Mexican labor law, employees who work overtime shall be paid at the rate of double the base rate for overtime hours worked up to three hours over the normal work day or up to nine hours per week over the normal work week and at the rate of triple the base rate for hours worked in excess of three hours over the normal work day or over nine hours per week over the normal work week. Overtime shall also include any hours worked on holidays, Saturdays and Sundays. North American shall bill Client for Overtime at the rate structure set forth in Exhibit A to the extent it is actually paid. Due to the lengthened work week of forty-eight (48) hours used in Mexico, the parties agree that Overtime shall be used only as necessary by Client.

      For the purposes of calculating the service fee to be paid to North American as referenced in Exhibit A, each overtime hour worked will be treated as a standard labor hour.

      1.10 Licenses, Permits North American and North American Mexican Affiliate shall acquire all appropriate licenses, permits and other authorizations required in order to duly employ all of the Personnel in Mexico at the Facility (as defined below).

      1.11 Human Resource Assistant. North American will provide Client, at North American's sole cost and expense, an in-house human resource supervisor to be domiciled in Client's Facility on a full-time basis upon commencement of production. If within three (3) months after the commencement of production, or at any time thereafter in which the number of Direct Personnel is


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

less than forty (40), then the in-house human resource supervisor shall be employed at the Facility on a part-time basis and his/her hours shall be adjusted accordingly.


ARTICLE II:  FACILITIES

      2.1 Plant Facility. North American and North American Mexican Affiliate shall provide Client with plant facilities available to North American and North American Mexican Affiliate and located at Calle Antigua a Tecate # 16760 Nave 25, Parque Industrial Los Pinos, Colonia Ninos Heroes Este, Tijuana. B.C. in the Republic of Mexico (the "Facility") where Services for Client's sole benefit will be provided. Client hereby approves the Facility selection. Client shall be responsible for payment of all lease expenses and shall pay North American directly for all lease expenses, and, without prejudice to North American's right to seek reimbursement of the same from Client, North American shall timely make all lease expense payments to the Facility lessor. Lease expenses shall be billed to Client at North American or, as applicable, North American Mexican Affiliate's cost and are not included in the labor rates set forth in Exhibit A.

      2.2 Execution of Lease. North American or its North American Mexican Affiliate shall enter into a lease for the Facility (the "Lease"), which lease shall be approved by Client. The parties shall abide by all covenants, conditions, representations, promises and other agreements set forth in the Lease. Upon expiration or termination of the Lease, Client shall, in compliance with the Lease: (i) remove all Equipment or other personal property from the Facility; (ii) be responsible for the cost of such removal; and (iii) restore the Facility to the condition required pursuant to the Lease to the extent such restoration reasonably arises from use and occupation of the Facility for the sole benefit of Client.

      2.3 Rental Deposit. Upon execution of the Lease for the Facility, Client shall pay North American a deposit which will be equal to the security deposit North American is required to pay to the landlord for the Facility (the "Rental Deposit").

      2.4 Facility Maintenance. North American and North American Mexican Affiliate shall manage the following services to or for the Facility:

            a. Hook-up of all Facility Utilities (as defined below);

            b. Facility security customary to one of its kind and location;

            c. Leasehold improvements and modifications to the Facility as the parties may from time to time agree in writing; and,

            d. Reasonable Facility repairs and maintenance allocated to tenant pursuant to the Lease.

      2.5 Facility Costs/Improvements. Client shall be responsible for payment of all leasehold improvements, lease costs, and expenses resulting from the services referenced in Section 2.4 of this Agreement, so long as those expenses are first approved in writing by Client.



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

      2.6 Facility Permits. North American shall obtain all necessary Facility and environmental related permits. Client shall be responsible for payment of all Facility and environmental related permits including but not limited to Health permit, SEDESOL permit, Ecology permit and Fire station registration.

      2.7 Guarantee of Lease. If requested by the owner of the Facility, Client shall execute a guarantee of the Lease for the Facility entered into by North American or North American Mexican Affiliate for the benefit of Client.

      2.8 Facility Access. The parties agree that Client shall have the right, at all times during normal business hours, to enter the Facility for any lawful purpose and North American and North American Mexican Affiliate shall provide Client, as well as the persons designated from time to time by the latter as its representatives, with access to the Facility for any such purpose.

ARTICLE III:  EQUIPMENT

      3.1 Equipment. Client shall furnish North American Mexican Affiliate without charge, the use of, without limitation, all such tools, machinery, equipment and expendable items (the "Equipment"), as are necessary to manufacture and/or assemble the Products. Client will also provide other property, including raw materials, component parts, and supplies (the "Materials"), necessary to manufacture and/or assemble the Products (collectively with the Equipment and Products located at the Facility, the "Inventory").

      3.2 Inventory Use. All Inventory provided by Client to North American Mexican Affiliate shall be subject to the terms and conditions set forth herein.

            a. The Inventory shall be provided rent free.

            b. North American Mexican Affiliate shall use the Inventory solely for Client's benefit in connection with the Services contemplated by this Agreement. The Inventory shall be kept at all times at the Facility and shall not be removed from the Facility without the written consent of Client.

            c. Title to each item of the Inventory shall remain in Client's name at all times. All items of the Inventory shall be deemed personal property, notwithstanding that any item may become affixed to realty. All scrap items are to remain the property of the Client, unless Client specifically requests that North American dispose of such scrap. Client shall notify North American in writing prior to removing Equipment from the Facility.

            d. Title to any goods purchased by North American or North American Mexican Affiliate under the direction of the Client shall immediately be transferred to, and owned by, the Client.

            e. All additions, attachments, accessories, and repairs at any time made to or placed upon the Equipment shall become part of the Equipment and shall be the property of Client.

            f. North American and/or North American Mexican Affiliate shall pay any and all


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

sales taxes, use taxes, personal taxes, assessments, and all other Mexican governmental exactions of any nature, whether charged to Client or to North American or others, in connection with the Inventory or its use (the "Tax Payments"). Client shall reimburse North American for any such Tax Payments.

      3.3 Inventory List. A list describing the Inventory shall be furnished by Client and attached hereto at Exhibit C and made part of this Agreement at the time the Commodatum Agreement is executed. Client shall supplement the list of Inventory from time to time to reflect changes, if any, in the Equipment and Materials provided to North American by Client. All additional items furnished shall immediately become Inventory under this Agreement and shall be subject to the terms associated therewith.

      3.4 Commodatum Agreement. It is a condition subsequent to this Agreement that, before any Inventory is to be delivered to the Facility, that the parties shall have executed and ratified the Commodatum Agreement before a Mexican Public Notary in a form reasonably acceptable to the parties hereto. In the event of a conflict between the Commodatum Agreement and this Agreement, the Commodatum shall control.

ARTICLE IV:  SHIPPING AND CUSTOMS

      4.1 Administrative Services. North American shall provide necessary administrative services for shipment of the Inventory and the Products under this Agreement between Mexico and the United States using information supplied by Client. Such services shall include, but not be limited to, preparation of required U.S. and Mexican Customs documentation. Upon Client's request, North American shall arrange for transportation of Client's goods or Products utilizing carriers selected by Client to locations designated by Client.

      4.2 United States Customs. Client shall be the importer and exporter of record for U.S. Customs purposes. Client shall obtain any validated export licenses required by U.S. export laws and regulations. Client shall be responsible for all compliance and all costs relating to compliance with U.S. Customs regulations, including but not limited to, any and all U.S. import bonds; U.S. Customs duties, import fees and taxes; fines and penalties; and U.S. customhouse brokerage fees.

      4.3 Mexican Customs. North American Mexican Affiliate shall be the importer and exporter of record for Mexican Customs purposes and shall obtain all necessary licenses and permits to import Client's Inventory and Products and shall comply with all record keeping and reporting obligations.

      4.4 Record Keeping. Client shall maintain all records that substantiate the information contained in the documents required in connection with the exportation or importation of the Inventory and the Products, in accordance with the time limits required by applicable laws and sufficiently detailed to permit U.S. Customs authorities to perform their duties, including but not limited to audits.

      4.5 Customs Broker. Client shall, with the assistance of North American, employ such Customs broker(s) to assist in the customs brokerage functions as defined below. "Customs brokerage functions," in both the U.S. and Mexico, include but are not limited to, completion and


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

submission to the applicable Customs authority of the importer's official entry forms, follow-up with the Customs authority regarding those entry forms, and representation of the importer during the Customs authority's routine inspections of the importer's shipments. It is understood that North American is not providing U.S. or Mexican Customs brokerage services to the Company. In the event that Client utilizes a U.S. and/or Mexican Customs broker, North American shall cooperate with the customs broker(s) and provide such assistance as the broker(s) may reasonably require.

      4.6 Fees. Client shall reimburse North American for all costs incurred by North American relating to compliance with United States or Mexican Customs regulations, including but not limited to, import bonds, duties, import fees and taxes, fines and penalties and brokerage fees.

      4.7 Required Information. The Customs broker(s) and North American shall provide Client with written guidelines prepared in accordance with U.S. and Mexican government import and export laws and regulations. Client shall provide North American, on a timely basis, information detailed in the guidelines, including but not limited to the following:

            a. A detailed listing of all capital Equipment, tooling and supplies, including technical nomenclature, make, model, serial number, replacement value and book value, and projected volume and usage.

            b. Production process and production time standards for each of the Products;

            c. Initial cost bills of materials and periodic update including assembly numbers, component part numbers, unit values, quantity per assembly, country of manufacturing origin for each component part and projected volume;

            d. Cost packing slips for each shipment of Client goods to and from Mexico, including description; part number and/or identification number; quantity shipped; containers; weight; and value; and,

            e. Any other pertinent information concerning the Products as required by North American to perform under the covenants of this Agreement, including but not limited to, Material Safety Data Sheets for hazardous materials.

      4.8 Periodic Reporting. At Client's option, Client shall either prepare all U.S. Customs required periodic reports or provide to North American, on a timely basis, the information required to prepare such reports as an administrative service to Client.

      4.9 Accuracy of Information. Client represents and warrants that the information to be provided to North American for analysis by U.S. and Mexican Customs shall be accurate and correct. All Customs data must be provided in legible print, endorsed and dated by an officer or duly authorized representative of the Client.

      Should litigation, or any civil, criminal or administrative proceeding(s) result from inaccurate information provided by Client, then Client shall be responsible for all judicial, administrative costs, fees, charges, penalties and additional duties together with all related costs, expenses, and fees including reasonable attorneys' fees and Client shall indemnify North American pursuant to Section 10.1 in connection therewith.

      4.10 Product Marking. Client shall comply with all U.S. regulations concerning country of origin marking on imported products. Unless exempted or waived in writing by U.S. Customs, U.S. law requires that the country of origin be legibly, permanently and conspicuously marked on the imported Products and their respective containers.

      4.11 Transportation. Subject to Section 9.2, at the request of Client, North American shall arrange for transportation of Client's Products to a location designed by Client utilizing carriers selected by Client. Client shall reimburse North American for the actual costs incurred by North American relating to transportation of Equipment, Products, Inventory and any other matters in any way connected with this Agreement. Client shall bear all risk of loss to the Products, Inventory and Equipment transported or on behalf of Client and Client shall be responsible for maintaining all related insurance.

ARTICLE V:  INSURANCE

      5.1 Insurance Maintained by North American on Behalf of Client. On Client's behalf, North American shall maintain insurance on the Facility, leasehold improvements, Inventory and Products, as well as property damage and liability insurance in such coverages and amounts as is requested by Client for the protection of the Inventory or Products while in the care, custody and control of North American (including that of any of its affiliates) outside of the United States. North American and North American Mexican Affiliate shall not be responsible for any damage, loss or theft to Client's property, the Products, Inventory or Equipment while the same is in the care, custody or control of North American, North American Mexican Affiliate or of the affiliated companies except to the extent such loss, damage or theft arises from the negligence or willful misconduct of North American Mexican Affiliate or North American. North American Mexican Affiliate and North American shall be responsible for the timely payment of all premiums on said insurance on a cost pass-through basis at actual cost, without prejudice to North American's seeking reimbursement of the same. North American Mexican Affiliate and North American shall be additional named insureds under such insurance policies as shall the Facility landlord to the extent, and if, required by the Lease. Any such insurance policies procured in connection with this Agreement on behalf of Client shall provide for thirty
(30) days advance written notice to North American prior to cancellation of said policies.

      Notwithstanding the foregoing, North American Mexican Affiliate, North American and Client each hereby waive any and all rights of recovery against each other, or against the respective shareholders, directors, officers, employees, agents and representatives of the other for any loss or damage to such waiving party or its property or the property of the other under its control to the extent that such loss or damage is covered under any insurance policy in force at the time of such loss or damage and the insurance company or companies providing such coverage pays the party sustaining such loss or damage. The parties hereto shall give notice to the applicable insurance carrier or carriers that the foregoing mutual waiver of subrogation is contained in this Agreement.

      To the extent Client chooses to procure its own primary insurance coverage on the Products and/or Inventory which provides coverage while the same are located in Mexico, North American shall be released from its obligation to obtain insurance for the same. In such event, and upon request, Client shall (i) provide North American with a written waiver which confirms that North American is not obliged to obtain such primary insurance coverage and (ii) deliver written proof that such insurance was obtained by Client.

      5.2 Insurance Maintained by Client. Client shall be responsible for all insurance which insures against property damage or liability occurring or arising within the United States.


ARTICLE VI:  OTHER COSTS AND SERVICES

      6.1 Utilities. North American and North American Mexican Affiliate shall be responsible for the timely payment of all monthly expenses at the Facility for electricity, water and telephone services (the "Utilities"). Client shall reimburse North American for all expenses incurred for Utilities at the actual cost incurred. Utilities shall be invoiced and delivered to Client on a monthly basis. Client will reimburse North American for initial utilities fees and hook-up charges. Client shall be responsible for the payment of any deposits required by the Utility providers.

      6.2 Janitorial. North American and North American Mexican Affiliate shall provide all janitorial services, supplies and trash collection. Client shall reimburse North American for all expenses incurred for janitorial services, supplies and trash collection at the Facility. Upon Client's written request and authorization of expenses or if required by law, North American shall arrange for any specialized cleaning or waste removal services ("Industrial Cleaning") for operations performed at the Facility, and shall invoice Client at actual cost for all expenses incurred for such Industrial Cleaning.

      6.3 Immigration. Upon Client's written request and authorization of expenses, North American shall request from the applicable governmental authority Mexican work visas and/or visitor permits for eligible employees of Client (the "Immigration Services"). Client shall provide North American with any necessary documentation pertaining to such eligible employees of Client, such as passports and vital statistics for the sole purpose of performing the Immigration Services described in this Section 6.3.

      6.4 Purchases of Supplies and Service. Upon Client's written request, North American and North American Mexican Affiliate shall arrange for the local purchase of supplies and other services, subject to prior written approval by Client of the cost of purchasing such supplies and/or services.

      6.5 Accounting Services. North American shall provide Client certain accounting services with respect to the operation of the Facility, including but not limited to, preparation of a general ledger and financial statements, fiscal reporting and declarations, and administration of payment of various taxes and assessments to the appropriate governmental agencies (the "Accounting Services").

      6.6 Mexican Taxes. Neither North American nor North American Mexican Affiliate shall bill Client, and Client shall not be responsible, for payments for Mexican value added taxes paid by North American Mexican Affiliate to Mexican taxing authorities and attributable to Client's operations pursuant to this Agreement in connection with any purchases in excess of $500.00; provided, however, if such taxes are later determined to be non-refundable, non-creditable or non-deductible to North American or North American Mexican Affiliate (as applicable), Client shall reimburse North American for all such taxes.

      Client shall reimburse North American for Mexican income taxes paid by North American Mexican Affiliate and attributable solely to Client's operations in Mexico under this Agreement; provided that North American causes North American Mexican Affiliate to elect the transfer pricing safe harbor set forth in the Competent Authority Agreement dated October 27, 1999 between the United States and Mexico and in article 216-Bis of the Mexican Income Tax Law or any successor provision with regard to Mexican income taxes or such other method which, in North American's reasonable judgment, subject to Client's prior written consent (not to be unreasonably withheld, conditioned or delayed), is most favorable to Client, such as an advance pricing agreement ("APA"). At present time Mexican Income for such purpose is calculated to be the product of the greater of 6.9% of the assets, including all U.S. and Mexican assets deployed in the Facility or the aggregate Mexican operating expenses multiplied by 0.065 ("Mexican Income"). The Mexican income and profit sharing tax is then computed by multiplying the Mexican Income by 0.45. The foregoing notwithstanding, any increase in Mexican taxes as specified above which applies to Client's operations as a result of any change in the existing tax laws, including but not limited to the method for calculating Mexican Income, an increase in the tax rate, the substitution of an asset tax for the Mexican income tax or the imposition of an asset tax for maquiladoras, the imposition of any new tax analogous to the foregoing in application, shall be reimbursed to North American by Client to the extent (i) North American Mexican Affiliate properly pays any such changed tax attributable to Client's operations pursuant to this Agreement and (ii) North American provides Client with notice of such changed tax laws together with documentation reflective of the same at least thirty (30) days in advance of North American's seeking reimbursement for any payments thereof.

      The generality of the foregoing notwithstanding, Client is not responsible for the income tax, Mexican or otherwise, incurred by North American or any of its subsidiaries (including North American Mexican Affiliate) for income tax on or assessed against fees paid or payable by Client to North American under this Agreement.

      6.7 Billing Practices and Services. Client shall reimburse North American for the cost of any Services performed on behalf of Client consistent with the terms and provisions of the Agreement which are not included in the hourly rate structure and for all costs and expenses incurred by North American or North American Mexican Affiliate on Client's behalf in connection with and consistent with the terms and provisions of this Agreement. These costs and expenses shall include, but not be limited to, properly incurred and documented operating expenses, janitorial expenses, purchases of additional supplies and services, Mexican taxes consistent with Section 6.6, brokerage costs and shipping costs. In addition, North American will accrue, in each weekly invoice, for payroll taxes, year end aguinaldo and vacation pay for the Personnel. The generality of the foregoing notwithstanding, Client shall not be responsible for reimbursement of all or any portion of the general and administrative and overhead costs of North American itself, or those of any of its subsidiaries.

      All costs and expenses for which North American seeks reimbursement under this Agreement shall be supported by all appropriate documentation reflecting the incurrence, substance, payment and breakdown of constituent line items constituting such costs and expenses, and shall be presented for reimbursement at the actual cost paid or incurred by North American Mexican Affiliate or, as applicable, North American. Without limiting the generality of the foregoing, such documentation shall include a copy of the check(s) with which North American or North American Mexican Affiliate paid for the costs and expenses and, if applicable, copies of payroll signed by any Employee. All such documentation shall be delivered to Client at or before the time North American's invoices Client for any cost or expense.

      6.8 Billing Terms. North American shall bill Client on a weekly basis. Client shall pay North American by wire transfer to an account designated by North American, no later than seven (7) days from the date of receipt of the invoice by Client. All payments made to North American shall be paid in U.S. dollars, unless prohibited as a matter of law. Interest shall accrue daily and shall be computed and assessed on all late payments at the legal rate, under California law, not to exceed a rate of eighteen percent (18%) per annum. Any interest accruals shall be based on the total dollar amount appearing on the invoice. In the event of a dispute with respect to the charges submitted on a particular invoice, Client shall notify North American in writing of such dispute, the undisputed portion of the invoice shall be paid by Client within seven (7) days from the date of receipt of the invoice by Client, and payment of the disputed portion may be withheld pending resolution of the dispute.

ARTICLE VII:  ADDITIONAL COVENANTS AND REPRESENTATIONS

      7.1 Additional Covenants of Client. Client hereby acknowledges the following additional responsibilities, and covenants. Client shall provide North American Mexican Affiliate, or, as applicable North American, the following:

            a. Prompt payment of customs payments described in this Agreement;

            b. All direct material, component parts and supplies related to the manufacture of the Products;

            c. Delivery to the Facility of all capital Equipment, hand tools, safety equipment (as recommended by North American or North American Mexican Affiliate for compliance with Mexican law) and accessories;

            d. Systems and controls for productivity, production control, material control, effective quality control and controls;

            e. Necessary "on-site" Client U.S. technical Personnel, if required, as well as the cost of Mexican work visas and/or visitor permits, for each Client U.S. technical employee whether temporarily stationed in the Facility or visiting the Facility;

            f. Training of all Personnel for the express purpose of assembling Client's Products;

            g. The machinery, Equipment and tools described shall be installed at the Facility at the expense and direction of the Client; and,

            h. Financial responsibility for the procurement of the following:

                  (1) Spare parts and/or repair of Client-owned capital
Equipment.

                  (2) Reasonable and appropriate Building interior maintenance, including, but not be limited to, changes, modifications, repairs, painting, floor sealing, fumigation, and maintenance due to wear and tear as consistent with Sections 2.4 and 2.5.

                  (3) Safety equipment as required by Mexican Law or recommended by North American or North American Mexican Affiliate including, but not be limited to, fire extinguishers, fire alarms and sprinkler systems or first aid equipment and supplies.

      In addition, Client shall be responsible for the ultimate quality of the Products manufactured pursuant to this Agreement and Client shall provide North American with any applicable quality control procedures and material control procedures to be utilized in connection with the Products.

      7.2 Additional Covenants of North American. North American and North American Mexican Affiliate hereby acknowledge and agree to the following additional responsibilities and covenants to Client, which responsibilities and covenants (except that at item "a") shall survive the expiration or earlier termination of this Agreement, as follows:

            a. North American Mexican Affiliate shall remain in operation in accordance with the laws and regulations applicable to it and to comply with such laws and regulations in performing the activities contemplated by this Agreement.

            b. North American Mexican Affiliate shall comply with all tax obligations and requirements necessary so that Client will be deemed not to have a permanent establishment within Mexico as a result of either the activities of North American Mexican Affiliate, or the legal or economic relationship which Client maintains with such affiliate (whether directly or indirectly through North American).

            c. With respect to the Services provided hereunder, North American Mexican Affiliate and North American shall maintain at their respective principal offices proper, complete and accurate books, records and accounts in accordance with generally accepted accounting principles applicable to each of them from time to time and consistently applied, and Client shall have the right, upon reasonable notice, at its own expense and through representatives which may include internal or external auditors, to examine, copy and audit at any reasonable time during normal business hours and for any reasonable purpose all such books, records and accounts, and to have access to the appropriate personnel and to the auditors of North American and of North American Mexican Affiliate, as well as to such auditors' work-papers.

            d. In the performance of Services hereunder, North American and North American Mexican Affiliate, their respective employees, agents and subcontractors, shall observe the following requirements in all transactions:
(i) no action shall be taken by or on behalf of North

American or North American Mexican Affiliate which violates any applicable law or regulation of the United States, Mexico or any other applicable jurisdiction;
(ii) no expenditure for other than lawful purposes shall be made by or on behalf of North American or North American Mexican Affiliate; and (iii) no payments shall be made and nothing of value shall be given to government officials by North American or North American Mexican Affiliate or any of their respective employees, agents or subcontractors, except such payments as are required by law and made to such officials in other than their individual capacities.

            e. North American and North American Mexican Affiliate are, and shall be, jointly and severally liable for all obligations and covenants of the other set forth in this Agreement.

      7.3 Representations and Warranties of North American, North American Mexican Affiliate and Client. The parties represent and warrant to each other, which representations and warranties shall survive the expiration or earlier termination of this Agreement, that:

            a. The parties hereto are authorized and entitled to enter into, perform and be bound by the terms hereof, and that no further authorization or consent is necessary or required;

            b. The parties hereto are corporations duly organized, existing and in good standing under the laws where said corporations are incorporated; and,

            c. At all times throughout this Agreement, the parties hereto shall comply with all applicable U.S. and/or Mexican federal, state or local laws, ordinances, rules, regulations and governmental orders, now or hereafter in effect, relating to their respective obligations under this Agreement with respect to the occupancy and use of the Facility, Equipment, Inventory, manufacturing of the Products, and the performance of the Services and this Agreement.

ARTICLE VIII:  TERM AND RENEWAL

      8.1 Term. The initial term of this Agreement shall be twenty four (24) months, (the "Initial Term"), commencing as of the date of the first billing of the Minimum Personnel as defined in Section 1.1(a) of this Agreement (the "Commencement Date"), subject to Section 8.2 below.


      8.2 Renewal. Upon expiration of the Initial Term, this Agreement shall automatically renew for successive twenty-four (24) month periods, unless either party gives ninety (90) days written notice of cancellation prior to the expiration of the then existing term. During any renewal term(s) of this Agreement, all terms and conditions provided for in this Agreement shall remain in full force and effect, including but not limited to any wage adjustments incurred pursuant to this Agreement, unless the parties agree otherwise by signed writing.

ARTICLE IX:  TERMINATION

      9.1 Termination for Cause.

                  9.1.1 Either party may, at any time after execution of this Agreement, by written notice to the other party, terminate this Agreement if:

                  A. The party receiving such notice has failed to timely satisfy any of its payment obligations as provided for in this Agreement, and such failure to perform is not cured within three (3) days of receipt of such notice;


                  B. The party receiving such notice has breached or otherwise failed to perform in any material respect, any of its obligations hereunder other than payment obligations as specified in Section 9.1.1(A) and such breach or non-performance either (i) is incapable of being cured or (ii) is not cured within thirty (30) days of receipt of such notice; provided, however, that if the nature of the default is such that more than thirty (30) days are reasonably required for its cure, then the party receiving such notice of default shall not be deemed to be in default if such party commences such cure within said thirty
(30) day period and thereafter diligently prosecutes such cure to completion;

                  C. Any party or its successor or permitted assign becomes the subject of any voluntary or any involuntary proceeding relating to bankruptcy, insolvency, liquidation, receivership, dissolution, or assignment for the benefit of its creditors.

            9.1.2 In the event this Agreement is terminated for cause pursuant to this Section 9.1, the non-breaching party shall have no further obligations of any nature pursuant to this Agreement. The foregoing rights shall be in addition to and without prejudice to any of the rights under this Agreement or applicable law.

      9.2 Return of Equipment Upon Termination of Agreement. Upon expiration or termination of this Agreement by either party, all Inventory and Products shall be returned, as expeditiously as possible by North American and North American Mexican Affiliate, at Client's sole expense, to the U.S. border crossing designated in writing by Client utilizing carriers selected by Client. Client shall bear all risk of loss to the Inventory and Products during its transportation.

ARTICLE X:  INDEMNIFICATION

      10.1 Indemnification of North American. Client hereby expressly and unequivocally agrees to indemnify, defend, release, and hold North American and North American Mexican Affiliate and any of their shareholders, officers, directors, employees, agents, representatives, attorneys, affiliates, insurers, successors and permitted assigns (collectively, "North American Related Parties") harmless from and against any and all claims, penalties, losses, costs, orders, charges, lease obligations, liens, demands, and expenses (including reasonable attorneys' fees and costs, and all other expenses reasonably incurred in investigating, preparing or defending any litigation, commenced or threatened), whatsoever, regardless of by whom or when asserted, arising out of or relating to (i) any breach of or failure by Client to perform any of its representations, warranties, covenants or agreements contained herein, and/or (ii) arising out of the purchase or use by any person of any of the Products manufactured pursuant to this Agreement, or any other goods containing, utilizing or consisting, in whole or in part of the Products which are marketed, assembled, sold or distributed by Client or any other entity and/or (iii) any act, occurrence or omission by Client after the Effective Date and/or (iv) any and all third party claims against either party hereto and their respective shareholders, officers, directors, employees, agents, representatives, attorneys, affiliates, insurers, successors and assigns which arise out of or in any way relate to any breach or nonperformance by Client of its obligations set forth in this Agreement. This indemnification is intended to protect North American from North American Mexican Affiliate to the fullest extent permitted by law; provided, however, this indemnification shall not cover any of the persons or entities to whom or which indemnity rights under this
Section 10.1 otherwise extend with regard to any claims arising from the negligent conduct or the intentional or willful misconduct of North American or North American Related Parties.

      This indemnification shall include an obligation to provide a defense for North American on demand in any action or proceeding against North American with counsel reasonably satisfactory to North American. In the event of a dispute or controversy regarding the application or enforceability of this provision, such dispute shall be governed by the arbitration provision set forth in Sections
11.7 and 11.17 pursuant to which the prevailing party shall be entitled to recover all costs in connection therewith, including reasonable attorneys' fees. The agreements and obligations provided for in this section shall survive the termination, cancellation or expiration of this Agreement.

      10.2 Indemnification of Client. North American and North American Mexican Affiliate hereby expressly and unequivocally agree to indemnify, defend, release, and hold Client and its shareholders, officers, directors, employees, agents, representatives, attorneys, affiliates, insurers, successors and assigns (collectively, "Client Related Parties") harmless from and against any and all claims, penalties, losses, costs, orders, charges, lease obligations, liens, demands, and expenses (including reasonable attorneys' fees and costs, and all other expenses reasonably incurred in investigating, preparing or defending any litigation, commenced or threatened), whatsoever, regardless of by whom or when asserted, arising out of or relating to (i) any breach of or failure by North American or North American Mexican Affiliate to perform any of their respective representations, warranties, covenants or agreements contained herein, and/or
(ii) any negligent act or omission by North American or North American Mexican Affiliate after the Effective Date and/or (iii) any and all third party claims against either party hereto and their respective shareholders, officers, directors, employees, agents, representatives, attorneys, affiliates, insurers, successors and assigns which arise out of or in any way relate to any breach or nonperformance by North American or North American Mexican Affiliate of any of their obligations set forth in this Agreement. This indemnification is intended to protect Client to the fullest extent permitted by law; provided, however, this indemnification shall not cover any claims arising from negligent conduct or the intentional or willful misconduct of Client and/or Client Related Parties.

      This indemnification shall include an obligation to provide a defense for Client on demand in any action or proceeding against Client with counsel reasonably satisfactory to Client. In the event of a dispute or controversy regarding the application or enforceability of this provision, such dispute shall be governed by the arbitration provision set forth in Sections 11.7 and
11.17 pursuant to which the prevailing party shall be entitled to recover all costs in connection therewith, including reasonable attorneys' fees. The agreements and obligations provided for in this section shall survive the termination, cancellation or expiration of this Agreement.

      10.3 Notice of Claim or Suit. A party shall immediately provide written notice to the other parties of any governmental regulatory action, labor suit claims filed with the labor board or labor commissioner, any suit or claim filed with the customs authority or any other regulatory body or any other claim, suit, action or proceeding of any kind or nature made or instituted against any party hereto which in any way relates to this Agreement, the Services performed or the Products manufactured in connection therewith with respect to which such party intends to claim indemnification hereunder. The parties hereto shall cooperate fully with each other and with any insurance carriers to cause all of such claims to be properly investigated, defended and resolved. Notwithstanding the foregoing, the failure to notify the parties hereto as provided for in this section shall not affect the indemnity obligations set forth above.

ARTICLE XI:  MISCELLANEOUS

      11.1 Trade Secrets. Client, on its own behalf and on behalf of its affiliates, and on behalf of any of their officers, directors and employees, represents, warrants and agrees that, unless consented to in writing by North American, during the term of this Agreement and for a period of twelve (12) months after termination of this Agreement, Client shall not, except as otherwise provided herein, divulge, communicate, or use to the detriment of North American or for the benefit of any other person, firm corporation, or other entity, or misuse in any way, any confidential information or trade secrets of North American relating to its processes and method of doing business, including, without limitation, its sources of labor, the location and availability of manufacturing facilities and sites, its training procedures for its personnel, and information concerning import and export of products in and out of Mexico, know-how, pricing, or this Agreement (collectively, "North American Confidential Information").

      In further consideration of the aforementioned effort and time by North American in locating sources of labor, hiring, managing, supervising and conducting the administration of its employees, Client expressly covenants, represents and agrees that, throughout the term of this Agreement and any extensions or renewals thereto and for a period of twelve (12) months after termination of this Agreement, Client shall not knowingly solicit for employment any officer, director, representative or employee of North American, whether employed in the U.S. or Mexico, or encourage said employees or other persons to leave their employment with North American during said period of time unless otherwise agreed in writing by the parties hereto; provided, however, that this proscription does not apply to Managerial Personnel engaged under this Agreement, or persons otherwise retained at least in part directly as consultants by Client in connection with this Agreement.

      North American and North American Mexican Affiliate agree, on their own behalf and on behalf of their affiliates and subsidiaries and any of their directors, officers and employees, represent, warrant and agree that, unless consented to in writing by Client, during the term of this Agreement or any time thereafter, not to divulge, communicate, or use to the detriment of Client or for the benefit of any other person, firm, corporation, or other entity other than Client, or to misuse in any way, any confidential information or trade secrets of Client relating to its processes and method of doing business, including, without limitation, its financial matters, projections, customers, suppliers, know-how, technology, pricing, manufacturing processes and techniques or this Agreement (collectively "Client Confidential Information").

      The parties hereto acknowledge and agree that any violation or threat of violation of this Section 11.1 will result in irreparable harm to the non-breaching party for which damages would be an inadequate remedy and, therefore, in addition to all other rights and remedies to which the non-breaching party may be entitled, including without limitation the recovery of damages and expenses, including attorneys' fees for breach of this Agreement, notwithstanding the provisions of Section 11.7, the non-breaching party shall be entitled to equitable relief, including both a temporary and permanent injunction and specific performance, to prevent any unauthorized use or disclosure, and to such other and further equitable relief as the court may deem proper under the circumstances. Such remedies shall not be deemed to be the exclusive remedies for breach of Section 11.1 of this Agreement. In the event that the non-breaching party seeks an injunction hereunder, the party alleged to have breached this section hereby waives any requirement for the posting of a bond or any other security and further waives any claim or defense that an adequate remedy of law might exist for any breach of this section.

      This Section 11.1 imposes no obligation upon the parties with respect to North American Confidential Information or Client Confidential Information (as applicable, and, collectively "Confidential Information") which the recipient can establish by legally sufficient evidence: (a) was in the possession of, or was known by, recipient without an obligation to maintain its confidentiality prior to its receipt, (b) is or becomes generally known to the public without violation of this Agreement by recipient, or (c) is obtained by recipient from a third party having the right to disclose it without an obligation of confidentiality.

      Notwithstanding the above, nothing herein shall prevent recipient from disclosing all or part of the Confidential Information which it is legally compelled to disclose; provided, however, that prior to any such disclosure recipient shall (i) assert the privileged and confidential nature of the Confidential Information or against the third party seeking disclosure, (ii) promptly notify the other party or parties in writing of any such order or request to disclose, and (iii) cooperate fully in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of such disclosure and/or the use of the Confidential Information. In the event that such protection against disclosure is not obtained, recipient shall be entitled to disclose the Confidential Information, but only as and to the extent necessary to comply legally with such compelled disclosure.

      The parties acknowledge and agree that the recipient(s) of such Confidential Information shall not acquire any rights in the Confidential Information of the other disclosed to it pursuant to this Agreement, except the limited right to use the Confidential Information as set forth in this Agreement.

      If the provisions of this section shall be deemed to exceed the time or geographic limits or any other limitation imposed by applicable law in any jurisdiction, then this section shall be deemed reformed in such jurisdiction to the maximum extent permitted by applicable law. The provisions of this Section
11.1 shall survive the expiration or termination of this Agreement.

      11.2 Orientation. Shortly after execution of this Agreement by both parties, North American shall conduct a Client orientation. The orientation program will outline start-up procedures, general information, forms, schedules and requirements in areas such as immigration, labor laws, Customs documentation, shipments and Mexican holidays. Unless notified in writing of revisions, all procedures outlined in the orientation shall be implemented and adhered to by the parties in conjunction with this Agreement.

      11.3 Construction. Each party acknowledges that it has participated fully in the review and revision of this Agreement. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in interpreting this Agreement.

      11.4 Survival. The representations, warranties and agreements of the parties which by their express terms or context are intended to survive the termination or expiration of this Agreement, including without limitation those contained at Section 2.8, the last paragraph of Section 7.1, Section 7.2 (excluding item "a." thereof), Section 7.3, and Articles X and XI, shall survive the termination or expiration of this Agreement and shall be and continue in effect notwithstanding the fact that any party may waive, or have waived, compliance with any other term, provision, covenant or condition of this Agreement.

      11.5 Force Majeure. Notwithstanding anything in this Agreement to the contrary, the parties hereto shall not be liable to any other party for any failure to perform, or delay in performance of that party's obligations hereunder and the doing or performing of such act or thing shall be excused for the period of the delay and the period of the performance of any such act or thing shall be extended for the period of such delay, when such failure to perform or delay in performance is caused by an event of force majeure; provided however that the party whose performance is prevented or delayed by such event of force majeure shall give prompt written notice thereof to the other party. Notwithstanding the foregoing, Client shall pay North American all monetary amounts when due pursuant to this Agreement which are fixed pass-through costs and which North American Mexican Affiliate and/or North American can not lawfully avoid, suspend or reduce notwithstanding their having made best efforts to do so. For purposes of this Section 11.5, the term force majeure shall include war, embargo, rebellion, riot, civil disturbance, earthquake, fire, flood, strike, lockout, labor unrest, vandalism, acts of governmental authorities, acts of God, acts of the public enemy, acts of terrorism (actual or threatened) and in general, any other causes or conditions beyond the reasonable control of the parties.

      11.6 Governing Law. This Agreement shall be delivered in, and shall in all respects be governed by, subject to, enforced and construed in accordance with the laws of the State of California including all matters of construction, validity, performance and enforcement.

      11.7 Arbitration. In the event of any controversy, claim, or dispute between the parties arising out of or in any way connected with this Agreement, in connection with the performance of any term, covenant, condition, representation or warranty of this Agreement and any controversy, claim or dispute that may arise following termination or expiration of this Agreement, it is agreed that such matter will be submitted and finally settled by binding arbitration in accordance with and under the rules of practice and procedure for arbitration hearings of Judicial Arbitration and Mediation Services, Inc. ("JAMS"), or its successor, to be conducted in San Diego, California. Except for seeking any injunctive or equitable relief in an appropriate court, which shall include but not be limited to the Superior Court of California for the County of San Diego and the United States District Court for the Southern District of California, such arbitration shall be the sole remedy available to the parties in the event of any such controversy or claim, and seeking or obtaining injunctive or equitable relief in an appropriate court shall not be deemed to be a waiver of the right and obligation to arbitrate all other disputes governed hereunder.

      The parties may agree upon a retired judge from the JAMS panel. If they are unable to agree, JAMS shall provide a list of three available judges and each party may strike one. The remaining judge shall serve as the arbitrator. If and when a demand for arbitration is made by either party, the parties agree to execute a submission agreement, provided by JAMS, setting forth the rights of the parties and the rules and procedures to be followed at the arbitration hearing; provided, however, that (i) the arbitration shall take place in San Diego, California; (ii) the proceedings shall be conducted in the English language;
(iii) the arbitrator shall apply the substantive law of the State of California;
(iv) the arbitrator shall render written findings of fact and conclusions of law; (v) the remedies which the arbitrator shall have the authority to grant shall be limited to the same remedies which could otherwise be imposed by a court of law; (vi) the award may be vacated or corrected pursuant to the California Code of Civil Procedure; and (vii) the arbitrator shall have authority to order such discovery as is appropriate to the nature of the claim and necessary to the adjudication thereof. Notwithstanding any other provision of this Section, this Section shall not apply, and no party shall be required to agree to arbitrate or arbitrate any of the following: (a) any matter within the jurisdiction of a probate or small claims court; (b) any matter in which any indispensable party is not subject to arbitration or cannot be joined in this arbitration (except where such indispensable party is an affiliate of a party); and (c) any contempt proceeding.

      Judgment on any award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The parties acknowledge that as a result of this provision and except as otherwise provided for herein, they are waiving their constitutional right to have any dispute decided in a court of law before a jury, and are instead accepting the use of arbitration.

      11.8 Mediation. Before invoking binding arbitration as set forth in
Section 11.7 above, the parties shall first participate in mediation of any controversy, claim or dispute arising out of or in any way connected with this Agreement. The mediator shall be selected from the JAMS panel in the same manner as the arbitrator is selected as provided for in Section 11.7 above. The mediation shall be held in San Diego, California. The mediation shall be conducted according to the rules of JAMS or its successor. Each party shall send to the mediation a person who has authority to bind the party. The cost of mediation shall be borne by the parties equally. If a party has participated in the mediation and is dissatisfied with the outcome, that party may invoke binding arbitration as is provided for in Section 11.7 above.

      11.9 Entire Agreement. This Agreement and the exhibits thereto constitutes the entire agreement among the parties with the respect to the subject matter thereof, and is the final, complete and exclusive expression of all terms and conditions. All prior agreements, representations, correspondence, agreements, negotiations and understandings of the parties, oral or written, expressed or implied, are superseded and merged in this Agreement. Any agreements, understandings, warranties or representations not expressly contained in this Agreement shall not bind any party. To the maximum extent permitted by law, each party expressly waives any right of rescission and all claims for damages by reason or any statement, representation, warranty, promise and/or agreement, if any, not contained in or attached to this Agreement.

      11.10 Cooperation. Each party to this Agreement shall at their own cost and expense, upon the reasonable request of the other party, execute, acknowledge and deliver, or cause to be executed, acknowledged, and delivered, such further instruments and documents and take all actions as may be reasonably required to effectuate this Agreement.

      11.11 Venue and Jurisdiction. For purposes of venue and jurisdiction, this Agreement shall be deemed made and to be performed in the City of San Diego, State of California.

      11.12 Severability. The invalidity or unenforceability of any term or provision of this Agreement or the non-application of any such term or provision to any person or circumstance shall not impair or affect the remainder of this Agreement, or the same provision under other circumstances, and the remaining terms and provisions hereof shall not be invalidated but shall remain in full force and effect and shall be construed as if such invalid, unenforceable, or non-applicable provision were omitted.

      11.13 Waiver or Modification. No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith. No evidence of any waiver or modification shall be offered or received in evidence in any proceeding, arbitration, or litigation between the parties arising out of or affecting this Agreement or the rights or obligations of any party hereunder, unless such waiver or modification is in writing and duly executed as aforesaid. The provisions of this section may not be waived except as herein set forth.

      11.14 Consent. The consent by one party to any act by the other for which such consent was required shall not be deemed to imply consent or waiver of the necessity of obtaining such consent for the same or any similar acts in the future. No waiver or consent shall be implied from silence or any failure of a party to act, except as otherwise specified in this Agreement.

      11.15 Remedies. All rights, remedies, undertakings, obligations, covenants, conditions and agreements contained in this Agreement or provided by law shall be cumulative and no one of them shall be exclusive of any other. A party may pursue any one or more of its rights, options or remedies hereunder or may seek damages or specific performance in the event of the other party's breach hereunder, or may pursue any other remedy by law or equity, whether or not stated in this Agreement.

      11.16 Assignability. No party shall assign its right nor delegate the performance of its duties under this Agreement without the prior written consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed.

      11.17 Attorneys' Fees. In the event of any litigation or arbitration or any quasi-judicial or administrative proceeding brought by either of the parties hereto to enforce any provision of this Agreement, to rescind this Agreement, to enforce any remedy available upon default hereunder, to interpret this Agreement, or seeking a declaration of the rights of the parties hereto, the prevailing party shall be entitled to recover all costs and expenses incurred in connection therewith, including reasonable attorneys' fees including the costs of reasonable investigation, preparation and professional or expert consultation incurred by reason of such litigation, arbitration or proceeding as well as all such costs, fees or expenses incurred in connection with an appeal thereon. Sums actually expended in the prosecution or defense of any litigation, arbitration or proceeding within the meaning of the foregoing sentence shall be prima facie evidence of reasonable attorneys' fees costs and disbursements.

      11.18 Notices.

            a. Form. Any notice, request, demand, consent, approval or other communication (a "Notice") required or permitted under this Agreement or by law shall be (1) in writing and (2) either (A) delivered in person to an officer of the other party, (B) deposited in the United States mail, postage prepaid, duly certified or registered, return receipt requested, (C) sent by overnight delivery service such as Federal Express or (D) delivered or sent by telecopier. Notices shall be addressed as set forth below, or at such other address as either party shall designate in writing and delivered to the other party in accordance with the provisions of this Section:

If to North American:               North American Production Sharing, Inc.
or North American                   910 Camino Del Mar, Suite F
Mexican Affiliate                   Del Mar, CA  92014
                                    Phone: (858) 794-7947
                                    Fax:    (858) 794-7948

If to Client:                       Fiberstars, Inc.
                                    44259 Nobel Drive
                                    Fremont, CA 94538
                                    Phone: (510) 490-0719
                                    Fax: (510) 490-3247
                                    Attn.:  Chief Financial Officer

                                  with copy to:

                                    Pillsbury Winthrop, LLP
                                    2550 Hanover Street
                                    Palo Alto CA  94304
                                    Phone: (650) 233-4727
                                    Fax: (650) 233-4545
                                    Attn:  Richard Bebb/Andrew Piunti

            b. Effective Date. All notices shall be deemed effective as provided for herein. If personally delivered, sent by express air service, overnight delivery service or facsimile notice shall be deemed received at the time of delivery. If sent by U.S. mail, the notice shall be deemed fully delivered and received five (5) business days after being deposited in the mails, certified or registered mail receipt with appropriate postage prepaid for first-class mail. In the event of a postal strike, all notices shall be personally delivered, sent by air express service, sent by overnight delivery service, or facsimile. Rejection or other refusal to accept notice or the inability to deliver the same because of a changed address of which no notice was given shall be deemed to be receipt of the notice sent.

      11.19 Headings. The headings used in this Agreement are for convenience of reference only and shall not modify, define or limit any terms or provisions of this Agreement.

      11.20 Counterparts. This Agreement may be executed in more than one counterpart, each of which when so executed shall be deemed an original, but all such counterparts shall together constitute but one and the same instrument. This Agreement may also be executed by delivery by fax to the parties as set forth above of an executed counterpart original of this Agreement. The parties hereto agree that the signature of any party transmitted by facsimile with confirmation or transmission shall have binding effect as though such signature were delivered as an original.

      11.21 Parties of Interest. Each party represents that this Agreement is executed by its duly authorized representative. The terms of this Agreement shall be binding upon, and inure to the benefit of, the parties to this Agreement and their successors and assigns.

      11.22 Time of Essence. Time is of the essence with respect to all provisions of this Agreement that specify a time for performance of any obligations of the parties hereunder; provided, however, that the foregoing shall not be construed to limit or deprive a party of the benefits of any grace or cure period set forth in this Agreement.

      11.23 Exclusion of U.N. Convention on Contracts. Without confirmed or admitting its applicability to this Agreement, the parties hereto expressly and unequivocally agree to exclude any application of the United Nations Convention on Contracts for the International Sale of Goods, (U.N. Doc. A/Conf. 97/18 Annex I (1980), 52 Fed. Reg. 6262 (1987) and any amendments thereto) to all or any portion of this Agreement or any amendments thereto.

      11.24 Independent Contractors. The relationship of Client, on the one hand, and of North American and North American Mexican Affiliate, on the other hand, under this Agreement shall be solely that of independent contractors. The parties retain complete control over and responsibility for their own respective operations and employees. Nothing contained in this Agreement shall be construed to make either Client, on the one hand, or North American or North American Mexican Affiliate, on the other hand, a partner, joint venturer, agent, employee or other representative of the other, or to authorize Client, on the one hand, or North American or North American Mexican Affiliate, on the other hand, to enter into contracts or agreements in the name or on behalf of, or otherwise to bind, the other.

      11.25 Relief From Obligations. At Client's election, one or more obligations of Client to North American may be suspended if, and for so long as, performance of the same by Client is actually prevented by North American Mexican Affiliate, any other affiliate of North American or by Mexican law, and Notice of such fact and of such election is delivered to North American. Client's election to suspend its performance shall be without prejudice to any and all other remedies that may be available to it under this Agreement or at law. If the impediment of the type referenced in the first sentence of this
Section 11.25 is not removed or otherwise cured by North American within 30 days of its receipt of Notice as to the same, then, Client's further performance of such obligation(s) under this Agreement shall be excused.


                                     *******

      IN WITNESS WHEREOF, the parties have executed this PRODUCTION SHARE AGREEMENT as of the Effective Date.


"NORTH AMERICAN"                               "INDUSTRIAS UNIDAS DE B.C., S.A.
                                                              DE C.V.
North American Production Sharing, Inc.
a California corporation

By: /s/ William E. Lew                         By: /s/ William E. Lew
   ------------------------------                 ---------------------------
         William E. Lew
Title:   President                             Title: Presidente
                                                     ------------------------

"CLIENT"
Fiberstars, Inc.
a California Corporation

By: /s/ David Ruckert
   ----------------------------

Title: CEO
      -------------------------

                                    EXHIBIT A

                              HOURLY RATE STRUCTURE


      A single line item service fee will appear on each invoice which will be for weekly labor services for Personnel provided to Client by North American Mexican Affiliate. These fees will be determined by the aggregate labor hours of the Direct Personnel and any Managerial Personnel employed by North American Mexican Affiliate on behalf of Client using the rate chart below.

                  NO. OF EMPLOYEES LABOR HRS/WK COST/HOUR (U.S. Dollars)

                  ( 1 + employees)            48 + hours              $3.00

                  (26 + employees)          1248 + hours              $2.90

                  (51 + employees)          2448 + hours              $2.80

                  (76 + employees)           3648+ hours               2.70


      All costs and expenses (excluding the first 500 Pesos per 48 hour work week per Employee for Personnel labor services) incurred by North American or North American Mexican Affiliate on behalf of Client and reimbursable under the terms of the Agreement will be billed to Client on a "pass through" basis at the actual cost incurred by North American Mexican Affiliate or North American, as applicable. The costs and expenses referred to herein shall be billed on a weekly basis.

      All of the wage quotes are in U.S. currency. These hourly rates have been set at a base exchange rate ("Base Rate") of 10.75 Mexican Pesos ("Pesos") to the U.S. Dollar. North American will make adjustments to the hourly rate, to reflect a devaluation or revaluation of the Peso. North American will make adjustments to the hourly rate when the rate at which North American exchanges money in the regular course of business varies in either direction from the base rate by 5/10's of a Peso (i.e. a range between 10.25 or 11.25 for the initial exchange rate of 10.75). Each time an adjustment is made a new base rate will be established and any future exchange rate variance in either direction from the new base rate by 5/10's of a Peso will trigger a new adjustment to the hourly rate. North American shall provide written notice to Client of each base rate adjustment.

      The entry level Employee wage shall be 500 Pesos gross to Employee per 48 hour work week. Any additional pay to an Employee above 500 Pesos/week will be invoiced to Client at North American's actual cost.



                                     *******

                                   EXHIBIT "B"

                              INTENTIONALLY DELETED

                                    EXHIBIT C

                            DESCRIPTION OF INVENTORY
                            (as of October __, 2003)